Exhibit 15.2

Consent of DaHui Lawyers

[Letterhead of DaHui Lawyers]

March 13, 2015

eLong, Inc.

Block B, Xingke Plaza Building

10 Middle Jiuxianqiao Road

Chaoyang District, Beijing 100015

People’s Republic of China

Dear Sirs:

We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F of eLong, Inc. for the year ended December 31, 2014 to be filed with the U.S. Securities and Exchange Commission in March 2015. We also hereby consent to the use of our firm’s name and summaries of our firm’s opinions under the heading “Risk Factors” in “Item 3: Key Information” and the heading “Agreements with our Consolidated Affiliated Entities” in “Item 7: Major Shareholders and Related Party Transactions” in the Form 20-F.

Yours faithfully,

/s/ DaHui Lawyers